UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2026

Legence Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-42838	33-2905250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1601 Las Plumas Avenue San Jose, CA	95133
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (833) 534-3623

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	LGN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2026, the Board of Directors (the “Board”) of Legence Corp., a Delaware corporation (the “Company”), increased the size of the Board from six to seven directors and appointed Mr. Robert Crisci to the Board as a Class II director to fill the vacancy created by such increase, effective as of August 18, 2026. The Board also appointed Mr. Crisci to serve on the Board’s Audit Committee and Nomination and Corporate Governance Committee. As a Class II director, Mr. Crisci will serve for an initial term that will expire at the annual meeting of shareholders in 2027 or upon his death, resignation, retirement or removal.

Mr. Crisci, age 51, has extensive public company experience having served as Chief Financial Officer of large public companies where he oversaw financial reporting, audit and internal control processes, among other executive duties. He also has significant experience in financial analysis, investor relations and mergers and acquisitions. Mr. Crisci served as the Chief Financial Officer for Lineage, Inc. (NASDAQ: LINE) from 2023 until his retirement from that role in November 2025. He currently remains at Lineage in an advisory role. Mr. Crisci previously served as Chief Financial Officer of Roper Technologies, Inc. (NASDAQ: ROP), an operator of market-leading businesses that design and develop vertical software and technology enabled products, from 2017 until January 2023. Mr. Crisci joined Roper Technologies, Inc. in 2013 as Vice President, Finance and Investor Relations and led the company’s financial planning and analysis and investor relations activities. Prior to joining Roper Technologies, Inc., Mr. Crisci served in various roles across investment banking, consulting and finance. Mr. Crisci’s prior experience includes positions at Morgan Keegan, VRA Partners, Devon Value Advisers and Deloitte & Touche. Mr. Crisci serves on the board of directors of MasterBrand, Inc. (NYSE: MBC), the largest manufacturer of residential cabinets in North America, and ExamWorks, LLC, a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance, record retrieval, document management and related services. Mr. Crisci holds a Bachelor of Arts in Economics from Princeton University and a Master of Business Administration from Columbia Business School.

The Board, after consideration of all facts and circumstances, affirmatively determined that Mr. Crisci meets the independence requirements under the rules of the Nasdaq Stock Market LLC, as well as the applicable rules promulgated by the Securities and Exchange Commission and the Company’s guidelines for determining director independence.

In connection with his election, Mr. Crisci will receive the standard annual compensation for the Company’s non-management directors. Such annual compensation includes (i) a cash retainer in the amount of $85,000 per year, and (ii) an award of restricted stock units covering a certain number of shares of the Company’s Class A common stock par value $0.01 per share, valued at approximately $150,000 as of the grant date. He has also entered into the Company’s standard form of indemnity agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference into this Item 5.02.

There were no understandings or other agreements or arrangements between Mr. Crisci, on the one hand, and any other person, on the other hand, pursuant to which he was appointed as a director of the Company. Furthermore, there are no transactions between Mr. Crisci and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1, File No. 333-289629, filed with the Commission on August 15, 2025).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGENCE CORP.

Dated: August 18, 2026	By:	/s/ Bryce Seki
	Name:	Bryce Seki
	Title:	General Counsel and Corporate Secretary